ALIAC BROKER-DEALER AGREEMENT


THIS AGREEMENT ("Agreement") is effective as of this _____________ day of ___________________, 1996, by and between Aetna Life Insurance and Annuity Company ("Company"), Hartford, Connecticut 06156, incorporated under the laws of the State of Connecticut, and ___________________________ ("Broker-Dealer"), incorporated under the laws of the State of _________.

In consideration of the mutual promises contained herein, the parties hereto agree as follows:


1.     Agreements of the Company

       A. The Company hereby authorizes the Broker-Dealer during the term of this Agreement to solicit, offer and sell the contracts ("Contracts") described in the Schedules attached hereto and issued and distributed by the Company to suitable customers, provided that the Contracts are qualified for sale under all applicable federal and state securities and insurance laws of the jurisdiction in which the solicitations, offers or sales will be made.

       B. During the term of this Agreement, the Company will notify Broker-Dealer of the issuance by the SEC or any state or jurisdiction of any stop order with respect to the registration statement or any amendments thereto or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts and of any other action or circumstance that may prevent the lawful sale of any Contract in any state or jurisdiction.

       C. During the term of this Agreement, the Company shall advise the Broker-Dealer of any amendment to any registration statement and/or any amendment, sticker or supplement to any Prospectus.

2.   Agreements of Broker-Dealer

       A. Registration and Licenses. The Broker-Dealer represents that it is a registered Broker-Dealer with the Securities and Exchange Commission ("SEC") and a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"). The Broker-Dealer represents that it is or will become registered, licensed and appointed to sell the Contracts, as required under the securities and insurance laws of those states and jurisdictions where its agents or registered representatives will solicit, offer



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

              and sell the Contracts. The Broker-Dealer represents that each registered representative who solicits, offers and sells the Contracts will be a duly registered representative of Broker-Dealer. The Broker-Dealer represents that each registered representative will hold all registrations and licenses required by the NASD and any state or jurisdiction to sell the Contracts.

       B. Sales Practices and Supervision. The Broker-Dealer agrees to use its best efforts to lawfully solicit, offer and sell the Contracts and further agrees to the following:

              (i) The Broker-Dealer shall only use advertising material and sales literature, including prospectuses, which have been first approved by the Company and, if required, filed with the NASD and any state or jurisdiction. The Broker-Dealer agrees to discard immediately any out dated sales and advertising material and prospectuses or any materials the Company notifies the Broker-Dealer to discontinue using.

              (ii) The Broker-Dealer shall establish and implement compliance and supervisory procedures for the supervision of the sales practices and conduct of its agents and representatives. The Broker-Dealer shall submit to the Company, as reasonably requested, periodic reports concerning the compliance by the Broker-Dealer and its registered representatives with its procedures and applicable laws and regulations, as they may pertain to the Company's contracts. The Broker-Dealer agrees to permit the Company to periodically audit its records with respect to compliance upon reasonable notice.

              (iii) The Broker-Dealer agrees that its registered representatives will not make recommendations to a customer to invest in a Contract in the absence of reasonable grounds to believe that the Contract is suitable for the customer. Determination of suitability shall be the sole responsibility of the Broker-Dealer.

              (iv) The Broker-Dealer agrees that neither it nor or any of its affiliates will engage in any program or provide data to any other person which will allow for the replacement of any of the Company's business (or that of the Company's affiliates).

              (v) The Broker-Dealer and its employees, agents, or registered representatives shall not, directly or indirectly, rebate or offer to rebate all or part of its compensation on a Contract issued or to be issued by the Company, nor offer anything of value to a customer not specified in the Contract, as an inducement to the customer to buy or retain a Contract issued by the Company.

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

       C. Handling of Customer Payments. All payments for Contracts collected by the Broker-Dealer shall be remitted promptly together with such applications, forms and other required documentation to the Company. Payments from customers shall be in accordance with the procedures established by the Company from time to time. No payment is deemed received by the Company until actually received by the Company. The Broker-Dealer acknowledges that the Company retains the unconditional right to reject, in whole or part, any application for a Contract.

              Upon the Company's acceptance of a Contract application submitted by the Broker-Dealer, the Company shall mail the appropriate documentation representing the Contract to the Broker-Dealer, which shall make prompt delivery to the customer. Notwithstanding this obligation of the Broker-Dealer, the Company reserves the right to transmit such documentation directly to the customer.

       D. Independent Contractor. The Broker-Dealer agrees it is and shall act as an independent contractor. Nothing in this Agreement shall make the Broker-Dealer, or its employees, agents or registered representatives, an employee of the Company. Neither the Broker-Dealer, nor its employees, agents, or registered representatives shall hold themselves out to be employees, agents or registered representatives of the Company in any dealings with the public.

       E. Authority. The Broker-Dealer warrants and represents that it has the authority to act on behalf of any and all subsidiaries, and is hereby exercising such authority on behalf of such subsidiaries with respect to the obligations set forth in this Agreement as well as the transfer of customer payments and forms, and the acceptance of any compensation paid under this Agreement.

       F. Training. The Broker-Dealer shall be responsible for training its registered representatives with regard to the Contracts as well as the Company procedures before they are permitted to sell any Contract. The Company will, at the request of the Broker-Dealer, provide training to Broker-Dealer personnel. The Broker-Dealer shall be responsible to pay all costs of training for its registered representatives.

       G. Use of Sales and Training Materials. The Broker-Dealer agrees that any material that it develops, approves or uses for sales, advertising, training, explanatory or other purposes in connection with the Contracts, and that references the Aetna, the Company or Company name or the Company's Contract will not be used without the prior written consent of the Company.

       H. Compliance with Laws and Regulations. The solicitation, offer and sale of the Contracts by the Broker-Dealer and its registered representatives shall be undertaken only in accordance with applicable laws and regulations. No


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


              registered representative of the Broker-Dealer shall solicit, offer or sell the Contracts until duly registered, licensed, or appointed, as required by the NASD and any state or jurisdiction. The Broker-Dealer understands and acknowledges that neither the Broker-Dealer nor its registered representatives are authorized by the Company to give any information or make any representation in connection with the solicitation, offer or sale of the Contracts other than as contained in the prospectus or sales or advertising material authorized in writing by the Company.

       I. Maintaining Records. The Broker-Dealer shall have the responsibility for maintaining the records of those registered representatives of the Broker-Dealer registered, licensed and appointed and otherwise qualified to sell the Contracts. The Broker-Dealer shall maintain such records as required by applicable laws and regulations. The books, accounts and records maintained by the Broker-Dealer under the terms of this Agreement that relate to the sale of the Contracts, the Company, and/or the Broker-Dealer shall be maintained so as to clearly and accurately disclose the nature and details of the transactions covered by the Agreement.

       J. Proprietary Information. Any and all account records developed by the Company or provided to the Company by the Broker-Dealer, including customers files, sales aides, computer software, customer names, addresses, telephone numbers and related paperwork, literature, authorizations, manuals and supplies of every kind and nature relating to the Contracts and the servicing of the Contracts are and shall remain the property of the Company. Any and all materials developed and provided by the Company shall be returned to the Company (including all copies made by the Broker-Dealer) upon termination of this Agreement. Any materials developed by the Broker-Dealer in support of the marketing, sales, advertising or training related to the Company or its Contracts shall be destroyed upon the termination of the Agreement. The Broker-Dealer shall keep confidential any information that is covered by this Agreement, and shall only disclose such information if authorized in writing by the Company or expressly required by the laws or regulations of any jurisdiction or the NASD or court order.

       K. Marketing Changes. With respect to the Contracts covered by this Agreement, as amended from time to time, the Broker-Dealer shall notify the Company of any material change or intention to materially change its marketing operations. Such notice shall be given in the manner specified in Section 13 of this Agreement. All Broker-Dealer marketing plans and methods for offering Contracts are subject to periodic review by the Company, but not less frequently than annually.





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



3.     Compensation

       A. Payment Schedule. The Company agrees to pay compensation to Broker-Dealer for the sale of each Contract lawfully sold by a registered representative of the Broker-Dealer. If required by the law of any state or jurisdiction, such compensation will be paid to a Designee and/or a Nominee, as provided in Addendum A and/or Addendum B (attached hereto and made part of this Agreement). The amount of compensation shall be in accordance with the Schedules attached hereto. Notwithstanding the foregoing, no compensation shall be payable for any transaction not in compliance with all applicable insurance and securities laws, rules and regulations at the time of the solicitation, offer and sale of a Contract and thereafter. Notwithstanding any provision in the attached Schedules concerning chargebacks, if any Contract is tendered for redemption or not taken in accordance with applicable regulatory requirements, no compensation shall be paid.

              Payment of compensation as described in the attached Schedules is due when an application for a Contract is tendered to the Company. The Broker-Dealer or, if applicable, the Designee and/or Nominee may retain any compensation due it from amounts otherwise lawfully due the Company. The Broker-Dealer, on its own behalf and on behalf of any Designee and/or the Nominee, agrees to refund immediately any compensation so retained with regard to a particular Contract if the Company does not accept an application for such Contract or the Contract is otherwise redeemed or not taken as hereinbefore described. The Company reserves the right to disallow or discontinue the practice of allowing the retain of commissions. The Broker-Dealer shall be solely responsible for the payment of any compensation of any kind to its registered representatives.

       B. Deductions by the Company. The Company reserves the right to deduct any amount it determines is owed by the Broker-Dealer to the Company or its affiliates, from any compensation due the Broker-Dealer from the Company. This right shall apply, but is not limited to the following: (i) advances to the Broker-Dealer; (ii) compensation paid to the Broker-Dealer for payments by a customer received by the Company and later returned or credited to such customer for any reason; and (iii) any overpayment of compensation to the Broker-Dealer. Any balance due the Company after such deduction shall be a debt of the Broker-Dealer and will accrue interest at eight percent (8%) per annum. The Company shall have all rights of a creditor to collect amounts owed it by the Broker-Dealer.

       C. Payment Upon Termination. Upon the termination of this Agreement, the Company will pay commissions to the Broker-Dealer in accordance with the Company's established procedures on business placed with the Company prior to the termination date of this Agreement unless payment or receipt of renewal




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              commissions would violate any laws, rules or regulations of any jurisdiction or the NASD.

4.     Complaints and Investigations

       A. Cooperation. The Company and Broker-Dealer agree to cooperate fully in any investigation or proceeding, the subject of which is the Broker-Dealer, to the extent that such investigation or proceeding concerns any matters related to this Agreement. Without limiting the foregoing:

              (i) The Company shall promptly notify the Broker-Dealer of receipt of any customer complaint or notice of any inquiry, investigation or proceeding concerning any matter related to this Agreement.

              (ii) The Broker-Dealer shall promptly notify the Company of receipt of any customer complaint or notice of any inquiry, investigation or proceeding concerning any matter relating to this Agreement. The Broker-Dealer shall promptly notify the Company of any NASD, federal or state inquiry, investigation or proceeding, or litigation that has been initiated against the Broker-Dealer.

       B. Settlement by the Company. The Company reserves the right to settle any claim or complaint made by a customer concerning any conduct, act or omission by the Broker-Dealer or its registered representatives. Provided there is agreement between the Company and the Broker-Dealer regarding such settlement, the Broker-Dealer shall reimburse the Company for the amount of any such settlement. Any settlement payments agreed to by the Broker-Dealer shall be reimbursed by the Broker-Dealer and will be a debt of the Broker-Dealer as described in Section 3.B.

5.     Indemnification

       A. By the Company. The Company agrees to hold harmless and indemnify the Broker-Dealer and its affiliates against any and all claims, liabilities and expenses which any such party may incur from liabilities (including reasonable attorney fees and related expenses) arising from any acts or omissions of the Company and its employees and other associated persons.

       B. By the Broker-Dealer. The Broker-Dealer agrees to hold harmless and indemnify Company and its affiliates against any and all claims, liabilities and expenses which any such party may incur from liabilities (including reasonable attorney fees and related expense) arising from the acts or omissions of the Broker-Dealer, its employees, registered representatives and other associated persons (including any Designee or Nominee identified in any Addendum to this Agreement).




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       C.     Notice of Action.  After receipt by an indemnified party of notice of the commencement of any action with respect to which a claim will be made against an indemnifying party, such indemnified party shall notify the indemnifying party promptly in writing of the commencement of the action. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may otherwise have to any indemnified party except and to the extent the indemnifying party is prejudiced thereby. In any such action where the indemnified party has given the notice described in this Section 5, the indemnifying party shall be entitled to participate in and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume defense of the action. After notice to such indemnified party that the indemnifying party has elected to assume defense of the action, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense other than reasonable costs of investigation.

6.     Assignability

       This Agreement shall not be assigned by either party without the written consent of the other party.

7.     Governing Law

       This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

8.     Revocation of Prior Agreements

       This Agreement and any subsequent written amendments constitute the entire agreement between the Company and the Broker-Dealer. This Agreement terminates and supersedes all previous contracts, agreements or arrangements made between the parties in connection with the Contracts described in this Agreement.

9.     Severability

       The provisions of this Agreement are severable, and if any provision of this Agreement or any amendment to it is found to be invalid, such provision shall not affect any other provision of the Agreement that can be given effect without the invalid provision.

10.    Amendments

       A. The Company reserves the right to amend this Agreement or any Schedule attached hereto at any time. An amendment to the Agreement shall be




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

              effective thirty (30) days from the date notice is given the Broker-Dealer. Amendments to Schedules shall be effective without approval of the Broker-Dealer from the date notice is given to the Broker-Dealer that a new or amended Schedule has been issued by the Company.

       B. No amendment made by the Broker-Dealer shall be effective unless it is agreed to in writing by the Company.

11.    Waiver

       Failure of either party to require performance of any provision of this Agreement shall not constitute a waiver of that party's right to enforce such provision at a later time. Waiver of any breach of any provision shall not constitute a waiver of any succeeding breach.

12.    Termination

       A.     This Agreement shall terminate:

              (i) If the Broker-Dealer is dissolved, liquidated, or otherwise ceases business operations;

              (ii) If the Broker-Dealer fails, in the Company's sole judgment, to comply with any of its obligations under this Agreement;

              (iii) If the Company fails, in the Broker-Dealer's sole judgment, to comply with any of its obligations under this Agreement;

              (iv) If any state or jurisdiction revokes, suspends or otherwise terminates the insurance license or appointment to represent the Company of the Broker-Dealer or, where applicable, the Broker-Dealer's Designee and/or Nominee (provided that no substitute Designee and/or Nominee satisfactory to the Company is named by the Broker-Dealer);

              (v) If the Broker-Dealer's SEC, state or NASD registration or membership is suspended, terminated or otherwise restricted so as to render the Broker-Dealer, in the Company's opinion, unable to perform its obligations pursuant to this Agreement; or

              (vi) If the Broker-Dealer refuses to accept an amendment made in accordance with Section 10.

       B. The termination date of this Agreement for any of the circumstances set forth in Section 12.A shall be the date of occurrence.


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

       C. Notwithstanding the provisions of Section 12.A., the Company and the Broker-Dealer shall have the right to terminate this Agreement for any reason. Termination in accordance with this Section 12.C. shall be effective sixty (60) days from the date notice is given by the terminating party.

       D. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the provisions set forth in Sections 3.B, 3.C, 4, and 5.

13.    Arbitration

       Any claim or controversy arising out of or relating to this Agreement shall be subject to arbitration according to the commercial arbitration rules of the American Arbitration Association then in effect. There shall be three arbitrators. Each party shall select one arbitrator and the two arbitrators selected shall mutually agree upon a third arbitrator. Cost of the arbitration may be awarded in the discretion of the arbitrator(s). The award of the arbitrator or arbitrators shall be final and binding, and judgment on the award may be entered by any court having jurisdiction.

14.    Notice

       Any notice required by the terms of this Agreement or any attachment hereto, shall be valid if in writing and hand delivered, or sent by United States mail postage prepaid, overnight delivery service or facsimile transmission to the other party at the address provided below such party's signature hereto.

15.    Force Majeure

       No party to this Agreement shall be responsible to the other for delays or errors in its performance or other breach under this Agreement occurring solely by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, fire, major mechanical breakdown, labor disputes, flood or catastrophe, acts of God, insurrection, war, riots, delays of supplier, or failure of transportation, communication or power supply.

16.    Headings

       The headings in this Agreement are for reference purposes only and shall not be deemed part of this Agreement or affect its meaning or interpretation.

17.    Counterparts

       This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.





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

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


AETNA LIFE INSURANCE AND ANNUITY COMPANY


By:_____________________________                         Date:__________________
Name:___________________________
Title:__________________________
Address:      151 Farmington Avenue
              Hartford, CT  06156
              (860) 275-3333 (Facsimile)




_________________________________________ [BROKER-DEALER]


By:______________________________                        Date:__________________
Name:____________________________
Title:___________________________
Address:



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